Exhibit 99.1

Bitcoin Depot Initiates Voluntary Chapter 11 Process to Facilitate an

Orderly Wind-Down and Sale of the Company’s Assets

ATLANTA, May 18, 2026 – Bitcoin Depot (NASDAQ: BTM), a U.S.-based Bitcoin ATM (“BTM”) operator and leading fintech company, today announced that it has initiated a voluntary Chapter 11 process in the U.S. Bankruptcy Court for the Southern District of Texas to effect an orderly wind-down of the Company’s operations and facilitate a sale of its assets.

“Over time, the Company has continued to strengthen its protocols and procedures to combat fraud and protect the customers who use its BTMs, including enhanced identity verification, customer fraud warnings, and its more recent adoption of lower transaction limits for its customers,” said Alex Holmes, CEO of Bitcoin Depot. “Nevertheless, the regulatory environment for BTM operators has shifted significantly: states have imposed increasingly stringent compliance obligations, including new transaction limits, and in some jurisdictions, outright restrictions or bans on BTM operations; and operators have faced increasing litigation and regulatory enforcement. These developments have materially affected Bitcoin Depot’s business and financial position. Under these circumstances, the Company’s current business model is unsustainable.”

Holmes continued, “After evaluating all options, we determined to initiate this court-supervised process to facilitate an orderly wind-down of operations and a sale of the Company’s assets. We are grateful to our customers, suppliers, and business partners for their support. I also want to thank our employees across the globe for their continued hard work and dedication.”

The Company’s network of BTMs has been taken offline. Bitcoin Depot has filed a number of customary “first day” motions with the Court.

The Company’s Canadian entities are included in the U.S. Court-supervised process and it expects to commence restructuring proceedings in Canada in due course. The Company’s other non-U.S. entities will be winding down under applicable foreign law.

Court filings and other information related to the proceedings are available through the Company’s claims agent at https://restructuring.ra.kroll.com/bitcoindepot, by calling the restructuring hotline at (844) 339-4117 (Toll-Free US/Canada) / + 1 (332) 232-7827 (International) or emailing BitcoinDepotInfo@ra.kroll.com.

Vinson & Elkins LLP is serving as legal advisor, Portage Point Partners is serving as restructuring advisor, and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Bitcoin Depot.

About Bitcoin Depot

Bitcoin Depot Inc. (Nasdaq: BTM) was founded in 2016 with the mission to connect those who prefer to use cash to the broader, digital financial system. Bitcoin Depot provides its users with simple, efficient and intuitive means of converting cash into Bitcoin, which users can deploy in the payments, spending and investing space. Users can convert cash to bitcoin at Bitcoin Depot kiosks in 47 states and at thousands of name-brand retail locations in 31 states through its BDCheckout product. The Company has the largest market share in North America and operates over 9,000 kiosk locations globally as of August 2025. Learn more at www.bitcoindepot.com.

Contacts

Investors

Gateway Group, Inc.

949-574-3860

BTM@gateway-grp.com

Media

Michael Freitag / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Gateway Group, Inc.

BTM@gateway-grp.com